Mining Lease Agreement

               This Mining Lease Agreement ("Agreement") is made and entered into by and among Bruce W. Miller, a single man ("Owner"), and Miranda U.S.A., Inc., a Nevada corporation ("Miranda").

Recitals

               A.                Owner owns the unpatented mining claims situated in Lander County, Nevada, which are described in Exhibit A attached to this Agreement.

               B.                Owner and Miranda desire to formalize an agreement between them concerning the unpatented mining claims.

               Now, therefore, in consideration of their mutual promises, the parties agree as follows:

1.            Definitions. The following defined terms, wherever used in this Agreement, shall have the meanings described below:

               1.1                "Effective Date" means the date this Agreement has been executed by all parties.

               1.2                "Lease Year" means each one (1) year period beginning on the Effective Date and each succeeding anniversary of the Effective Date.

               1.3                "Minerals" means gold, silver, platinum, antimony, mercury, copper, lead, zinc, and all other mineral elements and mineral compounds, and geothermal resources, which are contemplated to exist on the Property or which are discovered on the Property after the Effective Date and which can be extracted, mined or processed by any method presently known or developed or invented after the Effective Date. Minerals shall not include metals, mineral elements or mineral compounds that are mined elsewhere or that are recovered from mineralized material mined elsewhere and placed on the Property for leaching or other processing or otherwise brought to the Property for processing or storage.

               1.4                "Minimum Payments" means the payments payable by Miranda to Owner in accordance with Section 5.2.

               1.5                "Miranda" means Miranda U.S.A., Inc., a Nevada corporation, and its successors and assigns.

               1.6                "Net Smelter Returns" means the net smelter returns from production of Minerals from the Property to be determined and paid in accordance with Exhibit B attached to and by this reference incorporated in this Agreement.

               1.7                "Owner" means Bruce W. Miller and his heirs, successors and assigns.

               1.8                "Property" means the lands and unpatented mining claims described in Exhibit A of this Agreement and all of Owner's right, title, and interest in the lands and the unpatented mining claims described in and/or hereafter made subject to this Agreement, including all Minerals and mineral rights, including without limitation extralateral rights except as otherwise provided by Section 10.3.

               1.9                "Royalty" means the Net Smelter Returns production royalty payable to Owner in accordance with Section 5.3.

2.            Relationship of the Parties.

               2.1                Limitation. Only the express duties and obligations described in this Agreement are binding on the parties, and the parties shall have no implied duties or obligations, except the implied duty of good faith and fair dealing.

               2.2                No Partnership. This Agreement shall not be deemed to constitute any party as the partner, agent or legal representative of any other party, or to create any partnership, mining partnership or other partnership relationship, or fiduciary relationship between them, for any purpose.

               2.3                Competition. Except as expressly provided in this Agreement, each party shall have the free and unrestricted right independently to engage in and receive the full benefits of any and all business endeavors of any sort outside the Property or outside the scope of this Agreement as provided by Section 14, whether or not competitive with the endeavors contemplated under this Agreement, without consultation with or participation of the other party. In particular, without limiting the foregoing, neither party to this Agreement shall have any obligation to the other as to any opportunity to acquire any interest, money, property or right offered to it outside the scope of this Agreement.

3.            Grant of Exploration Privilege and Lease.

               3.1                Grant of Exploration Privilege. Owner grants to Miranda the right and privilege to enter on the Property for the purposes of exploration and prospecting for any and all Minerals, mineral substances, metals, ore-bearing materials and rocks of every kind, including the right of ingress and egress for personnel, machinery, equipment, supplies and products and the right to use so much of the surface of and water located on the Property as may be reasonably needed for such purposes.

               3.2                Lease. Owner leases exclusively to Miranda the Property for the purposes of development, mining, production, removal and sale of all Minerals.

               3.3                Uses. To the extent Owner may grant the right, authority and privilege, Miranda is granted the right to use the Property including, but without being limited to, the full right, authority and privilege of placing and using excavations, open pit mines, openings, shafts, ditches and drains, and of constructing, erecting, maintaining, using and, at its election, removing any and all buildings, structures, plants, roadways, pumps, pipelines, electrical power lines and facilities, stockpiles, waste piles, heap leach pads, tailings ponds and facilities, settling ponds, and all other improvements, property and fixtures for mining, removing, beneficiating, concentrating, smelting, extracting, refining and shipping of Minerals or for any activities, whether or not presently contemplated or known to be used in the mining, extraction, production or processing of Minerals, water or geothermal or energy resources, or for any purpose incidental to any of the rights or privileges of Miranda under this Agreement.

               3.4                Water Rights. Owner leases to Miranda all of Owner's water rights appurtenant to the Property. Subject to the regulations of the state in which the Property is situated concerning the appropriation and taking of water, Miranda shall have the right to appropriate and use water, to drill wells for the water on the Property and to lay and maintain all necessary water lines as may be required by Miranda in its operations on the Property. On termination of this Agreement, Miranda shall assign, convey and transfer to Owner all water rights appurtenant to the Property which are applied for or acquired by Miranda during the term of this Agreement for use exclusively in connection with the Property.

4.            Term. The primary term of this Agreement shall be for twenty (20) years more or less beginning on the Effective Date and ending on the twentieth (20th) anniversary of the Effective Date, unless sooner terminated by Owner or Miranda as provided in this Agreement. Provided Miranda is not in default of its obligations under this Agreement, Miranda shall have the right to extend the term of this Agreement from year to year beyond the primary term by making the minimum payment required by Section 5.1 on or before the anniversary of the Effective Date in 2024 and each anniversary of the Effective Date thereafter in order to extend the term of this Agreement for the following Lease Year. All of the covenants and conditions of this Agreement shall apply to the extended term of this Agreement.

5.            Payments. Subject to the expiration or prior termination of this Agreement, Miranda shall make the following payments to Owner:

               5.1                Bonus and Fees Reimbursement Payments.

                                     5.1.1                Bonus Payment. On Owner's execution and delivery of this Agreement, Miranda shall pay Owner Thirty Thousand Dollars ($30,000) in cash, as a bonus payment, which payment shall be nonrefundable.

                                     5.1.2                Fees Reimbursement Payment. On Owner's execution and delivery of this Agreement, in addition to the bonus payment prescribed in Section 5.1.1, Miranda shall pay to Owner the sum of $18,560.50 as reimbursement to Owner of Owner's payment of the Federal annual mining claim maintenance fees and county fees for recording of the notice of intent to hold for the assessment year 2004 to 2005. The parties acknowledge that Owner intends to locate as many as forty-four (44) additional unpatented mining claims which shall constitute part of the Property, provided that Owner completes the location, monumentation, filing and recording requirements within ninety (90) days after the Effective Date. On Owner's delivery to Miranda of satisfactory evidence that the additional unpatented mining claims have been located, properly filed with BLM and recorded in the Office of the Lander County Recorder, Miranda shall promptly pay to Owner the amount paid by Owner for the BLM administrative, filing and mining claim fees and the fees of the Lander County Recorder for recording of the certificates of location and mining claim maps for the additional unpatented mining claims. Miranda's payments in accordance with this Section shall be nonrefundable.

               5.2                Minimum Payments.

                                     5.2.1                Amount. On or before the dates described below Miranda shall pay to Owner the payments described below which shall constitute advance payments of the Royalty.

Date	Amount
First anniversary of Effective Date	$30,000.00
Second anniversary of Effective Date	$30,000.00
Third anniversary of Effective Date	$40,000.00
Fourth anniversary of Effective Date	$40,000.00
Fifth anniversary of Effective Date	$50,000.00
Sixth anniversary of Effective Date	$50,000.00
Seventh anniversary of Effective Date	$70,000.00
Eighth anniversary of Effective Date	$80,000.00
Ninth anniversary of Effective Date	$100,000.00
and each following anniversary of
the Effective Date during the term
and extended term of this Agreement

Miranda shall have no duty to make any payment described above that becomes due after the termination of this Agreement.

                                     5.2.2                Minimum Payment Adjustment. The annual minimum payment required by Section 5.2.1 shall be adjusted every five (5) years for inflation beginning with the Lease Year commencing immediately following the tenth (10th) anniversary of the Effective Date so that the actual amount of such payment shall bear the same proportion to said specified amount as the Consumer Price Index for the quarter preceding such adjustment bears to the Consumer Price Index for April of such Lease Year; provided that the amount of such payment shall never be less than the amount specified in Section 5.2.1. The Consumer Price Index in effect on the tenth (10th) anniversary of the Effective Date shall be the base index for subsequent adjustment. The Consumer Price Index shall mean the average for "all items" shown on the "United States city average for urban wage earners and clerical workers, all items, groups, subgroups and special groups of items" promulgated by the Bureau of Labor Statistics of the United States Department of Labor. In the event such Consumer Price Index or a successor or substitute index is not available, a reliable governmental index shall be used in lieu of such Consumer Price Index.

               5.3                Minerals Production Royalty. Miranda shall pay to Owner the Royalty described in this Section 5.3. Payments of the Royalty shall be determined at the end of each calendar quarter after the Effective Date. The Royalty shall be determined quarterly on the basis such that payments will be determined as of and payable within thirty (30) days after the last day of each calendar quarter during which Miranda receives any Net Smelter Returns or any revenues for the mining, sale, or shipment of any Minerals, ore or Minerals products. Within thirty (30) days after the last day of each calendar quarter, Miranda shall deliver to Owner a summary of Miranda's mining or production of any Minerals, ore or Minerals products. Miranda shall have no obligation to account to Owner, and Owner shall have no interest or right of participation in, any profits or proceeds of futures contracts, forward sales, hedging or other similar marketing mechanisms used by Miranda or any of its affiliates concerning any Minerals, ore or Minerals products. Miranda shall have no obligation to Owner to complete or perform any futures contracts, forward sales, hedging or any other marketing agreement which Miranda or any of its affiliates may hold concerning Minerals, ore or Minerals products. The Royalty percentage rate shall be three and one-half percent (3.5%) of the Net Smelter Returns, except that, the Royalty percentage rate shall be two and one-half percent (2.5%) of the Net Smelter Returns for the production of Minerals, ore or Minerals products produced from the HMT 1-10 unpatented mining claims which are subject to the Quitclaim Deed and Royalty Agreement between Newmont USA Limited, doing business as Newmont Mining Corporation, a Delaware corporation, and Bruce W. Miller and Charles D. Clifton dated effective July 1, 2002, a copy of which is attached to this Agreement as Exhibit E unless Owner acquires the royalty interest granted under the Quitclaim Deed and Royalty Agreement in which case the Royalty percentage rate applicable to the HMT claims shall also be three and one-half percent (3.5%) of the Net Smelter Returns.

               5.4                Stock Warrants. Miranda shall cause the issuance or delivery to Owner of warrants (the “Warrants”) for the purchase of 25,000 shares of the stock of Miranda Gold Corp, a British Columbia corporation.

One whole Warrant will entitle the holder, on exercise, to purchase one Warrant Share at the price of $.70 Canadian during the 24- month exercise period of the Warrant. The right to purchase a Warrant Share under a Warrant may be exercised at any time until the close of business on the day which is 24 months from the date of issue of the Warrant.

“Warrant Share” means a previously unissued common share in the capital of Miranda Gold Corp (“Miranda Gold”), as presently constituted, which will be issued on exercise of the Warrants.

The Warrant issuance provided for in this Section 5.4 shall be subject to the prior approval of the TSX Venture Exchange (the “Exchange”), if necessary, based on the submission of engineering data satisfactory to the Exchange, which Miranda Gold undertakes to use its best efforts to file within a reasonable period of time so as to obtain the necessary approval by earliest possible date. Notwithstanding any other provision of this agreement, so long as Miranda Gold has filed the engineering data with the Exchange within a reasonable time after receiving same, the time for making any Warrant issuance referred to in this Section 5.4 shall be extended, where necessary, to the day that is five business days following the receipt by Miranda Gold of the necessary Exchange approval.

Owner acknowledges that the Warrant and Warrant Shares to be issued pursuant to this Section 5.4 may be issued pursuant to available exemptions under the Securities Act (British Columbia), the requirements of which may be subject to change. Neither Miranda nor Miranda Gold Corp makes any representation as to any resale restrictions which may be imposed with respect to such Warrant or Warrant Shares from time to time.

               The warrants and the shares shall be subject to the requirements of all applicable Canadian, United States, provincial and state laws and regulations and the rules of each exchange or trading association on which the shares are listed for trading or are traded. Owner acknowledges that the shares have not been registered under any United States or state securities laws, and that the warrants and the shares may not be offered or sold in the United States unless subsequently registered under all applicable United States and state securities laws or unless exemptions from registration requirements are available for the transaction, as established to the satisfaction of Miranda Gold Corp, by opinion of counsel or otherwise.

               5.5                Method of Payment. All payments made by Miranda to Owner shall be paid by wire transfer of the total amount due directly to the account of Bruce W. Miller described in this Section 5.4. The account of Bruce W. Miller is:

c/o Pacific Minerals Management
Bank of America
Reno University Branch
700 North Virginia Street
Reno, Nevada 89501
Electronic Routing No. 122400724
Account No. 091850235

               5.6                Payment Credits. The bonus payment and the Minimum Payments paid by Miranda to Owner shall be credited cumulatively to Miranda's account and against Miranda's Royalty payment obligations. In no event shall Miranda pay to Owner in any Lease Year an amount less than the Minimum Payment payable for such Lease Year.

               5.7                Audit. At Owner's expense, Owner or its authorized agents shall have a right to audit and inspect Miranda's accounts and records used in calculating the Royalty payments, which right may be exercised as to each payment at any reasonable time during the calendar year after the calendar year during which the payment is made by Miranda. If no such audit is performed during such period, such accounts, records and payments shall be conclusively deemed to be true, accurate and correct. If on Owner's audit it is determined that Miranda has underpaid any Royalty payment by more than three percent (3%), Miranda shall pay the Royalty payment in full and shall reimburse Owner for all of Owner's audit costs.

6.            Work Commitment. As work commitment, during the first two Lease Years Miranda shall drill not less than 3,000 linear feet. During each Lease Year beginning on the second anniversary of the Effective Date through and including the fifth Lease Year, Miranda shall drill not less than 1,500 linear feet of exploration drilling on the Property. Miranda's performance of its work commitment is a condition precedent to the continued effectiveness of this Agreement after the second anniversary of the Effective Date and each subsequent anniversary of the Effective Date until the fifth anniversary of the Effective Date, provided, however, that if Miranda has not completed drilling of 3,000 linear feet on or before the second anniversary of the Effective Date or drilling of 1,500 linear feet on or before each subsequent anniversary of the Effective Date until the fifth anniversary, Miranda shall have the right to pay to Owner in lieu of performance of the drilling work commitment the sum of $12 multiplied by the difference between 3,000 linear feet or 1,500 linear feet, as applicable, and the actual number of linear feet which Miranda drills on or before the applicable anniversary of the Effective Date. In such case, Miranda shall pay the sum to Owner within thirty (30) days following the applicable anniversary of the Effective Date. Any exploration drilling in excess of the minimum requirement in any Lease Year shall be carried forward and credited in Miranda's favor against its exploration drilling commitment for succeeding Lease Years. Miranda's failure to complete its exploration drilling obligation shall constitute a material breach of and default under this Agreement. If Miranda’s performance of its drilling work commitment in any

Lease Year is deferred as a result of the occurrence and continuation of the force majeure event, Miranda shall be obligated to perform the deferred drilling work commitment on or before the next anniversary of the Effective Date succeeding termination of the force majeure event. In such case, Miranda shall have the right to pay to Owner in lieu of performance of the deferred drilling work commitment the sum of $12 multiplied by the difference between the linear feet of the deferred drilling work commitment and the actual number of linear feet of such deferred drilling work commitment which Miranda drills on or before the next anniversary of the Effective Date.

7.            Compliance With The Law. All of Miranda's activities and operations during the term of this Agreement shall conform with the applicable laws and regulations of the state in which the Property is situated and of the United States of America. Miranda shall be fully responsible for compliance with all applicable Federal, state and local hazardous waste (as defined by any law, regulation or ordinance) and reclamation statutes, regulations and ordinances relating to such work, all at Miranda's cost, and Miranda shall defend, indemnify and hold harmless Owner from any and all claims, assessments, fines and actions arising from Miranda's failure to perform the foregoing obligations. Owner agrees to cooperate with Miranda in Miranda's applications for governmental licenses, permits, authorizations, consents, and approvals, the costs of which shall be borne by Miranda.

8.            Mining Practices.

               8.1                Mining Practices. Miranda shall work the Property in a miner-like fashion and shall timely apply for and diligently pursue the issuance of all licenses, permits, authorizations, consents and approvals required for the exploration, development or operation of the Property.

               8.2                Inspection of Data. During the term of this Agreement and at Owner's expense, Owner, and Owner's agents and representatives, shall have the right to examine and copy, at Owner's expense, factual data regarding the Property and the production of Minerals and Minerals products from the Property in Miranda's possession during reasonable business hours and upon prior notice, provided, however, that the rights of Owner to examine and copy such data shall be exercised in a manner that does not unreasonably delay, hinder or interfere with Miranda's operations. Miranda shall maintain all data and information which Owner is entitled to examine, inspect or copy in accordance with any provision of this Agreement at the mine office on or near the Property or at an office of Miranda in Nevada.

               8.3                Measurements; Analysis. Miranda shall measure Minerals ore and grade and take and analyze samples in accordance with mining industry practices and standards. Miranda will make available to Owner at Owner's cost splits of samples taken and retained by Miranda. If Miranda does not routinely prepare sample splits, upon request by Owner made in advance of sampling, Miranda will make such splits and make them available to Owner, all at Owner's cost. Miranda shall keep accurate records as a basis for computing Royalty payments. Miranda's samples and records shall be available for inspection and copying, respectively, by Owner and Owner's agents and representatives, at Owner's expense, at reasonable times and intervals subject to the provisions of this Agreement regarding accounts, inspection, records and payments.

               8.4                Reports. Annually, and within sixty (60) days after the termination of this Agreement, Miranda shall deliver to Owner a report which describes: (a) all of Miranda's activities, operations and expenditures on, in or relating to the Property during the reporting period; (b) all geologic and mineable ore reserves existing at the end of the reporting period and not previously furnished; and (c) Miranda's proposed activities for exploration for, development of or mining of Minerals for the next annual period and the estimated costs of the same. Miranda's obligation shall apply to Miranda's stockpiling of Minerals ore or other material mined from the Property and shall survive exercise of the Transfer Option.

               8.5                Disposal of Drill Core and Samples. Miranda shall not dispose of drill core, chip trays and other samples, including duplicates and pulps, taken from the Property (except those portions consumed in assaying, metallurgical testing or specific geologic studies) without delivering to Owner thirty (30) days advance notice of Miranda's intention to dispose of such drill core, chip trays or other samples, including duplicates and pulps. Owner shall have the right, but not the obligation, to elect to request that Miranda deliver all or any part of the drill core, chip trays or other samples, including duplicates or pulps, to Owner. Owner shall bear the expense of delivery of the drill core and samples, including duplicates and pulps.

9.            Minerals Production Records. Miranda shall keep accurate records of Miranda's operations on or relating to the Property, including without limitation the production of Minerals and of the sale or shipment of Minerals and Minerals products from the Property. Miranda's records shall be available for inspection and copying by Owner and Owner's agents and representatives, at Owner's expense at reasonable times subject to the provisions of this Agreement regarding accounts, inspection, records and payments.

10.          Consolidation of Operations.

               10.1              Cross Mining. Miranda is granted the right to mine and remove Minerals, Minerals products, ore and materials from the Property or from adjoining or nearby lands owned or controlled by Miranda ("other lands") through or by means of shafts, openings or pits which may be in or upon the Property or other lands. Miranda shall have the right to treat or process in any manner any Minerals, Minerals products, ore or materials mined from the Property or any minerals, ore, products or material mined from other lands. Such treatment may be conducted wholly or in part at facilities established or maintained on the Property or on other lands. The tailings and residue from such treatment shall be deemed waste and may be deposited on the Property or on other lands and, as between Miranda and Owner, Miranda shall have no obligation to remove such waste from the Property nor to return to the Property any waste resulting from the processing of Minerals, Minerals products, ore or materials excavated from the Property unless Miranda is obligated under contract to a third person to return such waste to other lands. If Miranda is so obligated, Miranda shall indemnify Owner against all loss, cost, expense, damage, liability or claim therefore arising from Miranda's breach of any such obligation to any such third person.

               10.2              Boundary Areas. Owner waives all requirements that Miranda maintain adjacent support for the Property and any contiguous property owned, leased, or controlled by Miranda or any other person.

               10.3              Vertical Sidelines. Owner and Miranda agree that the boundaries of the Property shall be defined by intersecting vertical planes drawn through the exterior boundaries of the Property and each of Owner and Miranda waives any extralateral rights in any veins, lodes or ledges, the top or apexes of which lie inside the surface boundaries of the lode mining claims comprising such party's respective group of mining claims, to the extent such veins, lodes or ledges extend downward outside the vertical sidelines of such surface boundaries. The foregoing agreement and waiver shall not apply to lode mining claims owned by third parties which abut or are near the exterior boundaries of parties= respective mining claim groups unless the third party owner of such mining claim executes and delivers a written agreement and waiver on the terms provided in this Section. The foregoing agreement and waiver shall be null and void as to extralateral rights appurtenant to such lode mining claims comprising the Property as abut or are near the lode mining claims with respect to which the owner of such abutting or nearby lode mining claims has not agreed to vertical boundaries and to waive extralateral rights extending into the Property. The parties acknowledge that Owner owns lode mining claims ("other claims") in the vicinity of but outside the boundaries of the Property. Owner as owner of the Property and as owner of such other claims agrees that the Property shall have vertical sidelines insofar as extralateral rights appurtenant to both the Property and such other claims are concerned and Owner waives extralateral rights with respect to the Property and with respect to such other claims insofar and only insofar as is necessary to effectuate such vertical sidelines for the property.

11.          Stockpiling and Waste. Miranda shall have the right to stockpile on the Property any Minerals or other materials mined or produced from the Property and any minerals, ore, product or materials mined or produced from other lands at such place or places as Miranda elects, without the obligation to relocate or remove them from where stockpiled. Miranda shall have the right to stockpile or place Minerals, other materials or tailings mined or produced from the Property on other lands provided that Miranda first obtains from the owner of any such other lands a written instrument, in form reasonably acceptable to Owner, which recognizes Owner's prior and superior Royalty rights in the Minerals, other materials and tailings stockpiled or placed on the other lands. If Miranda proposes to use the Property for the benefit of other lands or to stockpile or place Minerals, other materials or tailings mined from the Property, or minerals, ore, waste or tailings mined or produced from other lands on the Property, Miranda shall first determine in accordance with reasonable mining industry practices and standards (including by condemnation drilling) that such use, stockpiling or placement on the Property shall not unreasonably hinder, interfere with or prevent development or production of Minerals from, on or under the proposed use, stockpiling or placement site on the Property. Miranda shall report its stockpiling activities in accordance with Section 8.4.

12.          Mixing. Miranda shall have the right to commingle Minerals and other materials from the Property with materials of similar composition from other lands ("Other Property Materials"), provided that Miranda and Owner first agree to a comprehensive commingling plan which the parties shall negotiate in good faith. The commingling plan must assure that the calculation of the Royalty payable for commingled Minerals is accurate and complete. Miranda shall deliver to Owner not less than four (4) days advance notice of Miranda's intention to commingle Minerals and other materials from the Property and Other Property Materials. Miranda shall also deliver to Owner notice reasonably in advance of Miranda's intention to materially change an implemented commingling plan. Miranda shall deliver to Owner Miranda's proposed commingling plan or material change to an implemented commingling plan. Owner shall have the right to review and object to any part of such proposed commingling plan or material change that does not conform to reasonable mining industry practices and standards. If the parties are unable to agree on a commingling plan or material change within sixty (60) days after Miranda has delivered its proposed commingling plan or material change to Owner, either party may initiate binding arbitration in accordance with the provisions of Section 41 to determine the procedures to be used. In any event, the commingling plan as amended from time to time shall provide that during commingling: (a) Minerals and other materials produced from the Property and Other Property Materials shall be measured and sampled by Miranda in accordance with sound mining and metallurgical practice; (b) representative samples of Minerals and other materials mined from the Property and Other Property Materials shall be retained by Miranda, and assays of these samples shall be made before commingling to determine the metal content of the Minerals and other materials mined from the Property and Other Property Materials; (c) Miranda shall maintain duplicate samples; (d) Owner shall have the right to inspect and observe Miranda's commingling procedures and to obtain and assay Miranda's duplicate samples; and (e) Miranda shall keep comprehensive and detailed records of the measurements, samples and assays of metal content of the Minerals and other materials mined from the Property and Other Property Materials.

13.          Treatment. Miranda shall have the right, but shall not be required, to beneficiate, concentrate, smelt, refine, leach and otherwise treat, in any manner, any Minerals and materials mined or produced from the Property. The tailings and residue from such treatment may be deposited on the Property or on other lands. At Owner's election exercised within ninety (90) days after the date on which this Agreement has expired or has been terminated by Miranda as to all of the Property, any of the tailings or residue remaining on the Property upon the date of such expiration or termination shall be deemed abandoned by Miranda and shall become the property of Owner; provided that if Owner does not timely exercise such election, such tailings and residue shall remain Miranda's property and Miranda shall have such rights of ingress to and egress from and entry upon the Property as are reasonably necessary or convenient to carryout the reworking of such tailings or residue and such reclamation and monitoring thereof as may be required by law or by agreement with any governmental entity. If Miranda processes or treats tailings or residues derived from Minerals, Minerals products, ore and other materials mined from the Property, Miranda shall pay to Owner the Royalty on all Minerals and Minerals products recovered from such tailings or residues. Miranda's obligations under this Section shall survive termination of this Agreement and closing of the Transfer Option provided in Section 42.

14.          Scope of Agreement. This Agreement shall extend to and include all of the unpatented mining claims described in Exhibit A and as many as forty-four (44) additional unpatented mining claims located by Owner as described in Section 5.1.2 and all amendments and relocations of such unpatented mining claims. If either party locates any unpatented mining claims on or in the lands which are within the exterior boundaries of the unpatented mining claims described in Exhibit A or the additional unpatented mining claims located by Owner in accordance with Section 5.1.2, the parties shall execute and deliver an addendum to this Agreement, in recordable form, by which such unpatented mining claims are made part of the Property and subject to this Agreement. All unpatented mining claims located in accordance with this Section shall be located in Owner's name.

15.          Assessment Work and Patent Application.

               15.1             Assessment Work. Beginning with the annual assessment work period of September 1, 2005, to September 1, 2006, and for each annual assessment work year commencing during the term of this Agreement, Miranda shall perform for the benefit of the Property work of a type customarily deemed applicable as assessment work and of sufficient value to satisfy the annual assessment work requirements, if any, of all applicable Federal, state and local laws, regulations and ordinances, and shall prepare evidence of the same in form proper for recordation and filing, and shall timely record and/or file such evidence in the appropriate Federal, state and local office as required by applicable Federal, state and local laws, regulations and ordinances, provided that if Miranda elects to terminate this Agreement more than ninety (90) days before the applicable deadline for performance of annual assessment work, it shall have no further obligation to perform annual assessment work nor to prepare, record and/or file evidence of the same with respect to that year for any or all of the unpatented mining claims. Owner acknowledges that there is no assessment work requirement as of the Effective Date. If, under applicable Federal, state or local laws and regulations, annual mining claim maintenance, rental or other fees are required to be paid for the unpatented mining claims which constitute all or part of the Property, beginning with the annual assessment work year of September 1, 2005, to September 1, 2006, Miranda shall timely and properly pay the annual mining claim maintenance, rental or other fees, and shall execute and record or file, as applicable, proof of payment of the annual mining claim maintenance, rental or other fees and of Owner's intention to hold the Property, provided that if Miranda elects to terminate this Agreement more than ninety (90) days before the applicable deadline for payment of the Federal annual mining claim maintenance, rental or other fees for any assessment year, and shall have no further obligation to pay the fees and record or file proof of payment of the fees with respect to the following assessment year for any or all of the unpatented mining claims comprising the Property.

               15.2             Patent Application. Miranda may, at its expense, seek to patent, in Owner's name (or in Miranda's name in respect of any part of the Property subject to the Transfer Option, if exercised), any or all of the unpatented mining claims that are part of the Property. Owner pledges full cooperation to Miranda in executing any documents necessary to accomplish patenting if so desired by Miranda. If Miranda begins patent proceedings and Miranda desires to discontinue them, or if this Agreement is terminated while patent proceedings are pending, Miranda shall have no further obligation with respect to the patent proceedings, except to pay any unpaid expenses accrued in such proceedings before its request to discontinue, or before termination, whichever occurs first. If the patent application results in cancellation of any unpatented claims, under no circumstances shall Miranda be liable for any claims, losses or damages resulting from such cancellation. All patents shall be part of the Property and the parties will promptly after issuance of each patent execute and deliver an addendum to this Agreement and a memorandum of this Agreement to such effect

               15.3             Amendment of Mining Laws.

                                    15.3.1                Effect on Title. The parties acknowledge that legislation for the amendment or repeal of the mining laws of the United States applicable to the Property has been, and may be, considered by the United States Congress and the United States Senate. The parties desire to insure that any and all interests of the parties in the lands subject to the unpatented mining claims which comprise all or part of the Property, including any rights or interests acquired in such lands under the mining laws as amended, repealed or superseded, shall be part of the Property and shall be subject to the Agreement. If the mining laws applicable to the unpatented mining claims subject to this Agreement are amended, repealed or superseded, the termination or conversion of Owner's interest in the Property pursuant to such amendment, repeal or supersession of the mining laws shall not be considered a deficiency or defect in Owner's title in the Property, and Miranda shall have no right or claim against Owner resulting from the conversion, diminution, or loss of Owner's interest in and to the Property except as expressly provided in this Agreement.

                                   15.3.2                Rights on Conversion. If, pursuant to any amendment or supersession of the mining laws, Owner is granted the right to convert its interest in the unpatented mining claims comprising the Property to a permit, license, lease, or other right or interest, Owner may, in Owner's discretion, elect to exercise such right of conversion in Owner's name. Miranda shall bear the cost of the application for such conversion, and Miranda shall during the term of this Agreement pay to the United States all periodic payments required to preserve or maintain such converted interests, including, without limitation, permit, license, lease, production royalties, holding fees, or other periodic payments. All converted interests or rights shall be deemed to be part of the Property subject to this Agreement. Upon the grant or issuance of such converted interests or rights, the parties shall execute and deliver an addendum to this Agreement, in recordable form, by which such converted interests or rights are made subject to this Agreement.

16.          Liens and Notices of Non-Responsibility. Miranda agrees to keep the Property at all times free and clear of all liens, charges and encumbrances of any and every nature and description done, made or caused by them, and to pay all indebtedness and liabilities incurred by or for them which may or might become a lien, charge or encumbrance against the Property before such indebtedness and liabilities shall become a lien, charge or encumbrance; except that Miranda need not discharge or release any such lien, charge or encumbrance so long as Miranda disputes or contests the lien, claim or encumbrance. The parties agree that Owner shall be informed immediately of the execution of this Agreement by Miranda in order that Owner can properly and timely record a notice of non-responsibility in the office of the county recorder of the county in which the Property is located.

17.          Taxes.

               17.1             Real Property Taxes. Owner shall pay any and all taxes assessed against the Property before execution of this Agreement. Miranda shall pay promptly before delinquency all taxes and assessments, general, special, ordinary and extraordinary, that may be levied or assessed during the term of this Agreement, except those which are assessed or imposed against or levied on Owner's share of production of Minerals, Minerals products, ore or any payments to Owner under this Agreement. All taxes which Miranda is obligated to pay for the year in which this Agreement is executed and for the year in which this Agreement terminates shall be prorated between Owner and Miranda, except that neither Owner nor Miranda shall be responsible for the payment of any taxes which are based upon income, proceeds, production or revenues from the Property assessed solely to the other party. Miranda always shall have the right to contest, in the courts or otherwise, in its own name or in the name of Owner, the validity or amount of any such taxes or assessments, if it deems the same unlawful, unjust, unequal or excessive, or to take such other steps or proceedings as it may deem necessary to secure a cancellation, reduction, readjustment or equalization thereof, before it shall be required to pay the same. Miranda shall upon request furnish to Owner copies of receipts or proof of payment for all such taxes and assessments when paid.

               17.2             Personal Property Taxes. Each party shall pay all taxes assessed against such party's personal property, improvements or structures placed or used on the Property.

               17.3             Income Taxes. Miranda shall not be liable for any taxes levied on or measured by Owner's income or proceeds, or other taxes applicable to Owner, based upon payments from

Miranda to Owner under this Agreement or based upon the production of Minerals, Minerals products or ore from the Property. Each of Owner and Miranda shall pay the net proceeds of mines taxes assessed against such party's respective share of production of Minerals, Minerals products or ore from the Property.

               17.4             Delivery of Tax Notices. If Owner receives tax bills or claims which are Miranda's responsibility, Owner shall promptly forward them to Miranda for appropriate action.

18.          Indemnity and Insurance.

               18.1             Indemnity. Miranda shall defend, indemnify and hold harmless Owner, its heirs, personal representatives, successors and assigns, of and from any and all liability whatsoever for any claims, actions or damages, including court costs and reasonable attorney's fees, in any way arising from or relating to (a) Miranda's occupation, ownership and use of the Property, or its operations on or in the Property; (b) the use and reclamation of the access and drill road constructed on the Property by Pathfinder Minerals; or (c) conditions existing on the Property before the Effective Date, provided that such claims, actions or damages under this subsection (c) are first asserted after the fourth anniversary of the Effective Date and before the expiration or termination of this Agreement. Miranda's defense, indemnification and hold harmless obligations shall extend to and include any and all claims, actions or damages arising from or relating to Federal, state or local laws, regulations or ordinances concerning the preservation of the environment or reclamation of the Property, including the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act, and Miranda's obligations shall survive termination of this Agreement.

               18.2             Insurance. Miranda shall, at Miranda's sole cost, keep in force during this Agreement term a policy of commercial general liability insurance covering property damage and liability for personal injury occurring on or about the Property, with limits in the amount of at least Three Million Dollars ($3,000,000) per occurrence for injuries to or death of person, One Million Dollars ($1,000,000) per occurrence for property damage, and with a contractual liability endorsement insuring Miranda's performance of Miranda's indemnity obligations of this Agreement

               18.3             Form and Certificates. The policy of insurance required to be carried by Miranda pursuant to this Section 18 shall be with a company approved by Owner and shall have a Best's Insurance Rating of at least A-IX. Such policy shall name Owner as additional insured and contain a cross-liability and severability endorsement. Miranda's insurance policy shall also be primary insurance, without right of contribution from any policy carried by Owner. A certificate of insurance and a copy of Miranda's insurance policy shall be provided to Owner before any entry by Miranda or its agents or employees on the Property and shall provide that such policy is not subject to cancellation, expiration or change, except upon thirty (30) days prior written notice to Owner.

                                   18.3.1                Waiver of Subrogation. Owner and Miranda each waives any and all rights of recovery against the other, and against the partners, members, officers, employees, agents and representatives of the other, for loss of or damage to the Property or injury to person to the extent such damage or injury is covered by proceeds received under any insurance policy carried by Owner or Miranda and in force at the time of such loss or damage.

                                   18.3.2                Waiver and Indemnification. Except as otherwise provided by this Agreement, Owner shall not be liable to Miranda and Miranda waives all claims against Owner for any injury to or death of any person or damage to or destruction of any personal property or equipment or theft of property occurring on or about the Property or to Miranda's business conducted on the Property. Miranda shall defend, indemnify and hold harmless Owner's members, officers, directors, agents and employees from and against any and all claims, judgments, damage, demands, losses, expenses, costs or liability arising in connection with injury to person or property from any activity, work, or things done, permitted or suffered by Miranda or Miranda's agents, partners, servants, employees, invitees or contractors on or about the Property, or from any breach or default by Miranda in the performance of any obligation on the part of Miranda to be performed under the terms of this Agreement (all of the foregoing collectively referred to as "General Indemnity Claims"), excluding, however, from General Indemnity Claims the negligence of Owner. Miranda agrees to defend all General Indemnity Claims on behalf of Owner, with counsel reasonably acceptable to Owner. The obligations of Miranda contained in this Paragraph shall survive the expiration of the term or sooner termination of this Agreement.

19.         Inspection. At Owner's expense and on Owner's advance request and notice to Miranda, Owner or Owner's agents and representatives shall be permitted to enter on the Property and Miranda's facilities, improvements or workings, whether on or off the Property, utilized by Miranda in the exploration for, development, mining or processing of Minerals, ore or Minerals products at reasonable times and intervals for the purpose of inspection, including monitoring compliance with an implemented commingling plan, but they shall enter on the Property at their own risk and in such a manner as not unreasonably to delay, hinder, or interfere with the operations of Miranda. On Owner's advance request and notice to Miranda, Owner shall have the right at reasonable times and intervals, but not more frequently than quarterly, to take reasonable hand samples of material from the Property at Owner's cost and expense; provided such sampling is coordinated with Miranda's mining and other operations and is conducted in such a manner as not unreasonably to delay, hinder or interfere with the operations of Miranda. Owner shall defend, indemnify and hold harmless Miranda from any loss or injury to Owner or Owner's agents or representatives arising from any such inspection or sampling and shall comply with Miranda's safety regulations.

20.          Title Information and Data. On execution of this Agreement, Owner shall promptly obtain and deliver to Miranda copies of all title abstracts, title documents, opinions and reports affecting the Property which Owner has in its possession on the Effective Date, including without limitation certificates of location, affidavits, receipts and copies of any plats and field notes of surveys of the Property. Owner agrees to deliver to Miranda copies of any exploration data, assays, logs, maps, geological, geochemical and geophysical surveys and reports that Owner may have in its possession and not previously delivered by Owner to Miranda. Miranda shall pay or reimburse Owner for all reasonable costs incurred in making and delivering the copies.

21.          Representation of Title. Regarding the unpatented mining claims which constitute all or a portion of the Property, Owner represents, to Owner's best knowledge, that: (a) the claims were properly located in accordance with applicable Federal and state laws and regulations; (b) Owner has good title to the claims, subject to the paramount title of the United States and other matters of title disclosed in this Agreement; (c) the claims are free and clear of all liens, claims and encumbrances except as otherwise provided in this Agreement, and (d) there are no material adverse claim locations affecting the Property. Owner has disclosed to Miranda and Miranda acknowledges and accepts that Owner's title to the HMT 1-10 unpatented mining claims is subject to the production royalty reserved to Newmont Mining Corporation. Owner makes no representation or warranty concerning (x) the discovery or presence of valuable minerals on the unpatented mining claims which comprise all or a portion of the Property, or (y) the existence of minor conflicts with mining claims along the exterior boundaries of the Property or with patented lands interior to the boundaries of the Property.

22.          Remedies for Defects in Title. If Owner owns an interest in the Property which is less than the entire interest, except such lesser interests as are described in this Agreement, at Miranda's cost and risk Miranda may seek to acquire any interest not owned by Owner. Owner shall cooperate with Miranda in Miranda's efforts to acquire any interest not owned by Owner. If Owner does not pay when due liens, mortgages or rents due and payable by Owner to any third party in respect of the Property, Miranda shall have the right, but shall not be obligated, to pay such liens, mortgages or rents, and, if it does so, Miranda shall have the right to credit and offset against subsequent payments due to Owner under this Agreement the amount of any such liens, mortgages or rents paid by Miranda. If Owner owns an undivided interest in the Property which is less than the entire undivided interest in the Property, the Royalty payments, but not the Minimum Payments, shall be reduced proportionately in accordance with the extent and nature of Owner's interest in the part of the Property from which Miranda produces Minerals, Minerals products or ore in respect of which the Royalty is payable. The Royalty payments shall not be reduced in respect of Miranda's production of Minerals, Minerals products or ore from any part of the Property in which Owner owns the entire and undivided interest in such part of the Property.

23.          Amendment and Relocation of Claims. On not less than twenty (20) days advance notice to Owner, Miranda shall have the right to amend or relocate as unpatented lode mining claims in the name of Owner any of the unpatented mining claims subject to this Agreement which Miranda deems advisable to so amend or relocate, provided that Miranda shall preserve and protect Owner's Royalty interest in any such amended or relocated claims. All amended or new locations shall be part of the mining claims subject to this Agreement and the parties will promptly after amendment or location of such claims execute and deliver an addendum to this Agreement and an amended memorandum of this Agreement to such effect.

24.          Covenants, Warranties and Representations. Each of the parties covenants, warrants and represents for itself as follows:

               24.1             Compliance with Laws. That it has complied with all applicable laws and regulations of any governmental body, Federal, state or local, regarding the terms of and performance of its obligations under this Agreement.

               24.2             No Pending Proceedings. That there are no lawsuits or proceedings pending or threatened which affect its ability to perform the terms of this Agreement.

               24.3             Authority. That it has the full right, title and authority to enter into this Agreement and to perform its obligations, and neither this Agreement, nor its performance, violates or constitutes a default under the provisions of any other agreement to which it is a party or to which it is bound.

               24.4             Commissions; Finder's Fees. That it has not utilized the services of a broker or a finder in the negotiation and/or execution of this Agreement, and that it has not incurred any obligation to pay a broker's commission or finder's fee upon the execution and consummation of this Agreement.

               24.5             Performance of Obligations. That it shall have performed, satisfied and complied with all covenants, agreements and conditions required by it on or before the Effective Date.

               24.6             Costs. That it shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

25.          Owner's Covenants, Representations and Warranties. Owner covenants, represents and warrants as follows:

               25.1             Noninterference. Owner acknowledges that the rights granted to Miranda under this Agreement are exclusive to Miranda, and Owner covenants that Owner will not enter into any agreement, contract, lease, option or other instrument for the grant to any other party of any rights to explore for, develop or mine any Minerals on the Property.

               25.2             Non-Foreign Status. Owner is not a "foreign person" as defined under '1445(f) of the Internal Revenue Code. At Miranda's request Owner shall furnish Miranda an affidavit confirming its non-foreign status in such form as is reasonably required by Miranda.

26.          Termination by Owner. In the event of any default or failure by Miranda to comply with any of the covenants, terms or conditions of this Agreement, Owner shall be entitled to give Miranda written notice of the default, specifying details of the same. If such default is Miranda's failure timely to make any payment of money payable by Miranda to Owner under this Agreement and such default is not remedied within ten (10) days after Owner's delivery of the notice of such default, or, with respect to any other default, such default is not remedied within thirty (30) days after Owner's delivery of the notice of such default, provided the same can reasonably be done within that time, or, if not, if Miranda has not within that time commenced action to cure the default or does not after such commencement diligently prosecute such action to completion, or, if Miranda does not institute arbitration proceedings pursuant to Section 41 seeking a determination of the alleged default and thereafter diligently prosecute such proceeding to completion and cure or commence to cure, within 30 days after such proceeding becomes final, any default determined thereby to exist, Owner may terminate this Agreement by delivering notice to Miranda of Owner's termination of this Agreement. If there is disagreement between Owner and Miranda as to the total amount of any payment payable by Miranda to Owner, but no disagreement as to some part of such payment, Miranda shall pay the amount that is not in dispute. Such partial payment by Miranda shall not constitute a waiver by Miranda of its objection to the remainder of the amount demanded by Owner and acceptance by Owner of such partial payment shall not constitute a waiver by Owner of its unsatisfied demand.

27.          Surrender and Termination by Miranda. Miranda may at any time terminate this Agreement by giving written notice to Owner. If Miranda elects to terminate this Agreement, it must terminate this Agreement in respect of all interests, lands, patented and unpatented mining claims and property rights that are part of the Property. Miranda may not partially terminate this

Agreement or surrender part, but not all, of the Property. On or promptly after delivery of the notice of termination, Miranda shall deliver to Owner a written release and reconveyance of this Agreement in proper form for recording.

28.          Entry After Termination. In addition to the rights granted under Section 13, Miranda shall have one hundred and twenty (120) days after termination of this Agreement to remove from the Property all buildings, structures, and equipment placed or constructed thereon by Miranda. If this Agreement is terminated, Miranda shall immediately commence and diligently perform all obligations (including reclamation) and work commitments, and shall pay all payments payable by Miranda to Owner under this Agreement, which have accrued on or before the termination date. At Owner's request, Miranda will remove all foundations, footings and permanent improvements placed or constructed by Miranda on the Property and close adits, mine openings and shafts constructed by Miranda, provided that Miranda shall not be obligated to backfill or refill open pits or other mine openings, except as required to prevent public access to the latter.

29.          Data. Upon termination of this Agreement, Miranda shall: (a) deliver to Owner all data regarding the Property in Miranda's possession at the time of termination which have before termination not been delivered to Owner; (b) return to Owner all data, information, samples and other materials which Owner has delivered to Miranda concerning the Property; (c) at Owner's written request, deliver to Owner all drill core, chip trays and other samples, including duplicates and pulps, taken from the Property (except those portions consumed in assaying, metallurgical testing or specific geologic studies); and (d) deliver to Owner a report which describes in reasonable detail the location and quantity of ore and Minerals in Miranda's stockpiles, heap leach pads and metallurgical inventory on or off the Property. Miranda shall have no liability on account of any such information received or acted on by Owner or any other party to whom Owner delivers such information.

30.          Confidentiality. The data and information, including the terms of this Agreement, coming into the possession of Owner or Miranda by virtue of this Agreement, shall be deemed confidential and shall not be disclosed by any party to outside third parties except: (a) as may be required to publicly record or protect title to the Property; (b) to publicly announce and disclose information under the laws and regulations of the United States or any state or local government or any country, or under the rules and regulations of any stock exchange on which stock of any party or the parent or affiliates of any party, is listed; (c) as may be required by a party for a party's business or for Owner's estate planning purposes; or (d) as may be required for a sale or transfer of all or any part of a party's interest in the Property or under this Agreement. Each of Owner and Miranda may publicly announce the parties= execution of this Agreement. Owner agrees with respect to any public announcements or disclosures so required, including the announcement of the execution of this Agreement, if any, to inform Miranda of the content of the announcement or disclosure in advance of its intention to make such announcement or disclosure in sufficient time to permit Miranda to jointly or simultaneously make a similar public announcement or disclosure if Miranda so desires. Nothing in this Agreement shall limit or restrict the right of Miranda to provide, deliver or release to parent companies, companies with a common parent, subsidiary companies, affiliated or related companies and/or co-venturers the data and information, including the terms of this Agreement, coming into the possession of Miranda by virtue of this Agreement.

31.          Force Majeure. Performance of the respective obligations of either party, except Miranda's obligation timely to make any payment payable by Miranda to Owner under this Agreement or to make any payment of money necessary to maintain title to the Property, shall be suspended and the time for performance thereof extended during the continuance of any event of force majeure that prevents such performance or that would render further performance of such obligation imprudent. The term "force majeure" as used herein means acts of God; strikes, lockouts or other industrial disturbances; acts of public enemy; blockades, wars, insurrections or riots; epidemics; landslides, earthquakes, fires, storms, floods or washouts; arrests, title disputes; injunctions or restraining orders; governmental restraints or inability to obtain governmental approvals or permits, either federal or state, civil or military upon reasonably acceptable terms; civil disturbances; explosions; inability to obtain materials, supplies or labor, including inability to obtain a reasonably competent and capable drilling contractor to perform Miranda’s drilling work commitment; or any other similar or dissimilar cause beyond the reasonable control of the party claiming force majeure that prevents such performance or that would render further performance of such obligation imprudent; provided, however, nothing herein shall require such party to settle any labor dispute or to test or refrain from testing any law, regulation, judgment or order. Written notice of the existence of an event of force majeure with reasonably full particulars and notice of its termination shall be promptly given to the other party by the party claiming force majeure.

32.          Memorandum Agreement. Upon execution of this Agreement, the parties shall execute and deliver a short form of this Agreement which shall be recorded in the office of the recorder of each county in which all or part of the Property is located. The execution and recording of the memorandum of agreement shall not limit, increase or in any manner affect any of the terms of this Agreement, or any rights, interest or obligations of the parties. The parties shall execute and deliver an amendment of the short form of this Agreement to include any additional unpatented mining claims located by Owner in accordance with Section 5.1.2 or located by either party in accordance with Section 14.

33.          Notices. Any notices required or authorized to be given by this Agreement shall be in written form. Any notices required or authorized to be given by this Agreement may be sent by registered or certified delivery, postage prepaid and return receipt requested, addressed to the proper party at the following address or such address as the party shall have designated to the other parties in accordance with this Section. Any notice required or authorized to be delivered by this Agreement shall be deemed to have been sufficiently delivered or served in written form if: (a) mailed in accordance with this Section; (b) personally delivered to the proper party; or (c) delivered by telex, telegraph, facsimile or other electronic transmission capable of producing a printed communication and actually received by such party. Delivery of notice shall be effective on the first business day after the party deposits the notice for mailing or delivers the notice by the other means authorized in this Section, as applicable.

If to Owner:	Bruce W. Miller
P.O. Box 13062
Reno, Nevada 89507

If to Miranda:	Miranda U.S.A., Inc.
5900 Philoree Lane
Reno, Nevada 89511
Fax: 775 849 2336

With copy to:	Miranda Gold Corp
1140 Homer Street - Suite 306
Vancouver, British Columbia V6B 2X6
Fax: 604 689 1722

34.          Binding Effect of Obligations. This Agreement shall be binding upon and inure to the benefit of the respective parties and their successors and assigns.

35.          Whole Agreement. This Agreement supersedes all prior agreements between the parties, except for the Confidentiality Agreement which shall be subordinated to the terms of this Agreement so long as this Agreement is effective; if this Agreement is terminated before expiration of the term of the Confidentiality Agreement, the Confidentiality Agreement shall remain effective until its expiration date. The whole agreement between the parties is written in this Agreement and in a memorandum of agreement of even date which is intended to be recorded. There are no terms or conditions, express or implied, other than those expressly stated in this Agreement. This Agreement may be amended or modified only by an instrument in writing, signed by the parties with the same formality as this Agreement.

36.          Governing Law and Forum Selection. This Agreement shall be construed and enforced in accordance with the laws of the state in which the Property is situated. The parties submit to the jurisdiction of the courts of record of Washoe County and the State of Nevada and the United States District Court for the district and division in which the Property is situated, and waive any objections to the jurisdiction of such courts and venue of any actions or proceedings in such courts arising from or relating to this Agreement.

37.          Multiple Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same Agreement.

38.          Other Interests. Owner represents that Miranda has not induced or caused Owner to terminate any previous license, lease agreement, or otherwise, for the Property subject to this Agreement, and/or to discontinue or interfere with a business relationship with any other party.

39.          Severability. If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or in conflict with any law of the United States or any state, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be invalid, provided the business result contemplated by this Agreement is substantially achieved.

40.          Assignment.

               40.1             By Miranda. With Owner's prior written consent, Miranda may assign, sublease or otherwise transfer all or any part of its interest in the Property and its rights and duties under this Agreement to a third party that has the financial and technical capability to perform the obligations assumed by it under this Agreement; provided that Owner's consent shall not be unreasonably withheld, conditioned or delayed. Such consent may be withheld only if the technical and financial capabilities of the proposed assignee, sublessee or other transferee are not reasonably sufficient to permit it to perform the obligations under this Agreement that are assumed by such assignee, sublessee or other transferee. Any assignment, sublease or transfer shall be subject to the express condition that such assignee, sublessee or transferee shall execute and deliver a written instrument, in form reasonably acceptable to Owner, by which such assignee, sublessee or transferee accepts and assumes all of Miranda's obligations and liabilities under this Agreement that arises after the effective date of such assignment, sublease or transfer. Miranda may assign, sublease or transfer its rights under this Agreement to a joint venture of which Miranda is a member, provided that any such assignment by Miranda shall not relieve Miranda of any obligations or liabilities under this Agreement arising after the effective date of such assignment, sublease or transfer.

               40.2             By Owner. Owner may assign, convey, sell or transfer all or any part of its interest in the Property or its rights and duties in or under this Agreement at any time, provided, however, that Owner shall give Miranda written notice of Owner's intention to so assign, convey, sell or transfer. No such assignment, conveyance, sale or transfer shall be effective sooner than ten (10) days after Miranda's receipt of such notice, except for any assignment, conveyance, sale or transfer by Owner to a corporation, limited liability company, partnership or trust established, owned or controlled by Owner. Miranda shall have the right to make a bid to acquire any interest which Owner intends to assign, convey, sell or transfer to any third party, but Owner shall have no duty to accept such bid.

41.          Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the subject matter of this Agreement, or the breach, termination or invalidity of this Agreement shall be settled by nonbinding mediation or by binding arbitration in accordance with the procedures set forth in Exhibit C attached to this Agreement. All notices in connection with the arbitration or mediation, including the notice of arbitration or mediation and response thereto, shall be served in the same manner as provided for notices generally under this Agreement.

42.          Transfer Option. Miranda shall deliver to Owner a copy of any mine plan of operations approved by the lead government agency having responsibility for such approval or any final feasibility study approved by the Miranda management authority having final responsibility for such approval promptly following such approval of any such plan of operations or feasibility study. Owner hereby reserves the right and option to require Miranda to acquire, and Owner hereby gives and grants to Miranda the irrevocable right and option to acquire (the "Transfer Option") title to all mining claims included in the Property any part of which is identified in an approved mine plan of operations or final feasibility study as an area that will be disturbed by development, mining, processing or waste disposal and stockpiling operations (the "Option Property") on the terms and subject to the conditions provided by this Agreement. If Owner or Miranda exercises the Transfer Option, Owner shall convey and Miranda shall accept title to the Option Property by deed in the form attached as Exhibit D. Schedule 1 to such Mining Deed shall be a legally sufficient description of the Option Property. Schedules 2 and 3 to such Mining Deed shall be substantially in the form of Exhibits B and C, respectively, to this Agreement, modified to conform to the terminology of the Mining Deed. The Transfer Option shall be exercised, if at all, by written notice thereof to the other party. Owner shall convey title to the Option Property to Miranda free and clear of all liens, claims and encumbrances and shall warrant Owner's title against all persons claiming by, through or under Owner. Such conveyance shall be without cost to Miranda, except that Miranda shall pay the cost of recording such deed.

               The parties have executed this Agreement effective as of the Effective Date.

Owner

______________________________________
Bruce W. Miller
Social Security or Tax Identification
No. ___________________________________
Date executed ___________________________

Miranda U.S.A., Inc.

By ____________________________________
Kenneth D. Cunningham, President
Date executed ____________________________

STATE OF	)
	)	ss.
COUNTY OF	)

               This Mining Lease Agreement was acknowledged before me on November _____ , 2004, by Bruce W. Miller, a single man.

_______________________________________
Notary Public

STATE OF	)
	)	ss.
COUNTY OF	)

               This Mining Lease Agreement was acknowledged before me on November ____, 2004, by Kenneth D. Cunningham as President of Miranda U.S.A., Inc.

_______________________________________
Notary Public

Exhibit A

Mining Lease Agreement by and between Bruce W. Miller ("Owner")
and Miranda U.S.A., Inc.

Property Description

CLAIM	LOCATION DATE	BOOK/PAGE	BLM SERIAL NO.

CMX 103			760041
CMX 104			760042
CMX 105			760043
CMX 106			760044
CMX 107			760045

Mill-B 129			703206

Mill-B 132			703209

Mill-B 134			703211
Mill-B 135			703212
Mill-B 136			703213
Mill-B 137			703214
Mill-B 138			703215
Mill-B 139			703216
Mill-B 140			703217
Mill-B 141			703218
Mill-B 142			703219
Mill-B 143			703220
Mill-B 144			703221
Mill-B 145			703222

Mill-B 152			703229
Mill-B 153			703230
Mill-B 154			703231
Mill-B 155			703232
Mill-B 156			703233
Mill-B 157			703234
Mill-B 158			703235
Mill-B 159			703236
Mill-B 160			703237
Mill-B 161			703238
Mill-B 162			703239
Mill-B 163			703240

Mill-B 164			702149
Mill-B 165			702150

1

Mill-B 166	702151
Mill-B 167	702152
Mill-B 168	702153

Mill-B 169	703241

Mill-B 170	702154

Mill-B 171	703242

Mill-B 172	702155

Mill-B 173	703243

Mill-B 174	702156

Mill-B 176	702157

Mill-B 184	703245
Mill-B 185	703246
Mill-B 186	703247

Mill-B 190	703250
Mill-B 191	703251

Rum Dreams 200	822324
Rum Dreams 201	822325
Rum Dreams 202	822326
Rum Dreams 203	822327
Rum Dreams 204A	822328
Rum Dreams 205	822329

Rum Dreams 1	826158
Rum Dreams 2	826159
Rum Dreams 3	826160
Rum Dreams 4	826161
Rum Dreams 5	826162
Rum Dreams 6	826163
Rum Dreams 7	826164
Rum Dreams 8	826165
Rum Dreams 9	826166
Rum Dreams 10	826167
Rum Dreams 11	826168
Rum Dreams 12	826169
Rum Dreams 13	826170
Rum Dreams 14	826171
Rum Dreams 15	826172

2

Rum Dreams 16	826173
Rum Dreams 17	826174
Rum Dreams 18	826175
Rum Dreams 19	826176
Rum Dreams 20	826177
Rum Dreams 21	826178
Rum Dreams 22	826179

RDA 35	822319
RDA 36	822320
RDA 37	822321

RDA 69	822322

RDA 500	822323

Mill-B 308	822318

CMX 108	817783
CMX 109	817784
CMX 110	817785
CMX 111	817786

MILL-B 120	703197
MILL-B 121	703198
MILL-B 122	703199
MILL-B 123	703200
MILL-B 124	703201
MILL-B 125	703202
MILL-B 126	703203
MILL-B 127	703204
MILL-B 128	703205

MILL-B 130	703207
MILL-B 131	703208

MILL-B 133	703210

MILL-B 146	703223
MILL-B 147	703224
MILL-B 148	703225
MILL-B 149	703226
MILL-B 150	703227
MILL-B 151	703228

MILL-B 187	703248
MILL-B 188	703249

3

MILL-B 300		703252
MILL-B 301		703253
MILL-B 302		703254
MILL-B 303		703255
MILL-B 304		703256
MILL-B 305		703257
MILL-B 306		703258
MILL-B 307		703259

MILL-B 500		703260
MILL-B 501		703261
MILL-B 502		703262
MILL-B 503		703263
MILL-B 504		703264
MILL-B 505		703265
MILL-B 506		703266
MILL-B 507		735516
MILL-B 508		735517
MILL-B 509		735518

CMX 101		725976
CMX 102		725977

CMX 112		733225
CMX 113		733226
CMX 114		733227

HMT 1	479/201	817090
HMT 2	479/202	817091
HMT 3	479/203	817092
HMT 4	479/204	817093
HMT 5	479/205	817094
HMT 6	479/206	817095
HMT 7	479/207	817096
HMT 8	479/208	817097
HMT 9	479/209	817098
HMT 10	479/210	817099

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Exhibit B

Mining Lease Agreement by and among Bruce W. Miller ("Owner")
and Miranda U.S.A., Inc

Net Smelter Returns Provisions

               The terms defined in the instrument to which this Exhibit is attached and made part of shall have the same meanings in this Exhibit, unless otherwise defined in this Exhibit. The following definitions shall apply to this Exhibit.

1.           Definitions.

               1.1                "Gold Minerals production" means the quantity of refined gold outturned to Miranda's account by an independent third party refinery for gold produced from the Property during the calendar quarter on either a provisional or final settlement basis.

               1.2                "Gross Value" shall be determined on a calendar quarter basis and have the following meanings with respect to the following Minerals:

                                     1.2.1                Gold.

                                                              (a)                If Miranda sells gold concentrates, dore or ore, then Gross Value shall be the value of the gold contained in the gold ore determined by utilizing: (1) the mine weights and assays for such gold concentrates, dore or ore determined in accordance with generally accepted mining industry practices and standards; (2) a reasonable recovery rate for the refined gold recoverable from such gold concentrates, dore or ore determined in accordance with generally accepted mining industry practices and standards (which shall be adjusted annually to reflect the actual recovery rate of refined metal from such gold ore); and (3) the Quarterly Average Gold Price for the quarter in which the gold ore was sold.

                                                                (b)                If Miranda or a third party acting for Miranda's account produces refined gold (meeting the specifications of the London Bullion Market Association) from Minerals, and if Section 1.2.1(a) above is not applicable, then for purposes of determining Gross Value, the refined gold shall be deemed to have been sold at the Quarterly Average Gold Price for the quarter in which it was refined. The Gross Value shall be determined by multiplying Gold Minerals production during the calendar quarter by the Quarterly Average Gold Price.

                                        1.2.2               Silver.

                                                                 (a)                If Miranda sells silver concentrates, dore or ore, then Gross Value shall be the value of the silver contained in the silver concentrates, dore and ore determined by utilizing: (1) the mine weights and assays for such silver concentrates, dore and ore determined in accordance with generally accepted mining industry practices and standards; (2) a reasonable recovery rate for the refined silver recoverable from such silver concentrates, dore and ore determined in accordance with generally accepted mining industry practices and standards (which shall be adjusted annually to reflect the actual recovery rate of refined metal from such silver ore);

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and (3) the Quarterly Average Silver Price for the quarter in which the silver ore was sold.

                                                                 (b)               If Miranda or a third party acting for Miranda's account produces refined silver (meeting the specifications for refined silver subject to the New York Silver Price published by Handy & Harmon) from Minerals, and if Section 1.2.2(a) above is not applicable, the refined silver shall be deemed to have been sold at the Quarterly Average Silver Price for the quarter in which it was refined. The Gross Value shall be determined by multiplying Silver Minerals production during the calendar quarter by the Quarterly Average Silver Price.

                                        1.2.3                All Other Minerals.

                                                                 (a)               If Miranda sells any concentrates, dore or ore of Minerals other than gold or silver, then Gross Value shall be the value of such Minerals determined by utilizing: (1) the mine weights and assays for such Minerals determined in accordance with generally accepted mining industry practices and standards; (2) a reasonable recovery rate for the Minerals determined in accordance with generally accepted mining industry practices and standards (which shall be adjusted annually to reflect the actual recovery rate of recovered or refined metal or product from such Minerals); and (3) the quarterly average price for the Minerals or product of the Minerals for the quarter in which the concentrates, dore or ore was sold. The quarterly average price shall be determined by reference to the market for such Minerals or product which is recognized in the mining industry as authoritative and reflective of the market for such Minerals or product.

                                                                 (b)               If Miranda or a third party acting for Miranda's account produces refined or processed metals from Minerals other than refined gold or refined silver, and if Section 1.2.3(a) above is not applicable, then Gross Value shall be equal to the amount of the proceeds received by Miranda during the calendar quarter from the sale of such refined or processed metals.

               1.3                "Minerals" means gold, silver, platinum, antimony, mercury, copper, lead, zinc, and all other mineral elements and mineral compounds, and geothermal resources, which are contemplated to exist on the Property or which are after the Effective Date discovered on the Property and which can be extracted, mined or processed by any method presently known or developed or invented after the Effective Date.

               1.4                "Net Smelter Returns" means the Gross Value of all Minerals, less costs, charges and expenses paid or accrued by Miranda to or for a refiner or smelter with respect to the smelting and refining of such Minerals (specifically excluding any internal costs of Miranda or Miranda's members), including without limitation:

                                        1.4.1                Charges for smelting and refining (including sampling, assaying, umpire and penalty charges);

                                        1.4.2                Actual costs payable to third parties of transportation (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay and forwarding expenses incurred by reason of or in the course of such transportation) of concentrates or dore produced from Minerals from the Property to the smelter or refinery and from the smelter or refinery to the place of sale, but in no event shall charges or costs of transportation of Minerals, Minerals products or ore from any mine on the Property to an autoclave, concentrator, crusher, heap leach or other leach

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facility, mill or other similar facility or plant be deductible from Gross Value; and

                                        1.4.3                 Taxes paid by Miranda on the sale of Minerals or Minerals products payable to the United States on Minerals or Minerals products.

               1.5                "Property" means the unpatented mining claims described in Exhibit A to the instrument to which these Net Smelter Returns provisions are attached and the ground included in the valid portions of such mining claims. If Miranda, its successors or assigns amends, relocates or patents any of the unpatented mining claims described in Exhibit A, or if Miranda converts any of such claims into leases or other types of property rights or interests pursuant to any amendment of the United States Mining Law of 1872, such claims, rights and interests shall be deemed to be included within the Property, it being understood that Owner's Net Smelter Returns royalty is to apply to all ore mined from lands currently subject to Exhibit A, regardless of the means by which rights to those lands have been acquired, except any such lands as to which Owner's title is invalid as of the Effective Date or has failed subsequently.

               1.6                "Quarterly Average Gold Price" means the average London Bullion Market Association Afternoon Gold Fix, calculated by dividing the sum of all such prices reported for the calendar quarter by the number of days for which such prices were reported during that quarter. If the London Bullion Market Association Afternoon Gold Fix ceases to be published, all such references shall be replaced with references to prices of gold for immediate sale in another established marked selected by Miranda, as such prices are published in Metals Week magazine.

               1.7                "Quarterly Average Silver Price" means the average New York silver Price as published daily by Handy & Harmon, calculated by dividing the sum of all such prices reported for the calendar quarter by the number of days in such calendar quarter for which such prices were reported. If the Handy & Harmon quotations cease to be published, all such references shall be replaced with references to prices of silver for immediate sale in another established market selected by Miranda as published in Metals Week magazine.

               1.8                "Silver Minerals production" means the quantity of refined silver outturned to Miranda's account by an independent third-party refinery for silver produced from the Property during the calendar quarter on either a provisional or final settlement basis.

2.           Payment Procedures.

               2.1                Accrual of Obligation. Miranda's obligation to pay the Net Smelter Returns royalty shall accrue upon the sale of unrefined metals, doré, concentrates, Minerals, Minerals ores or Minerals products or, if refined metals are produced, upon the outturn to Miranda's account of refined metals meeting the requirements of the specified published price. Miranda shall not be relieved of liability for the payment of royalty on Minerals products lost in transit.

               2.2                Futures or Forward Sales, Etc. Except as provided in Sections 1.2.1(a), 1.2.2(a) and 1.2.3 above (with respect to sales of unprocessed gold and silver and sales of Minerals other than gold and silver), Gross Value shall be determined irrespective of any actual arrangements for the sale or other disposition of Minerals by Miranda, specifically including but not limited to forward sales, futures trading or commodities options trading, and any other price hedging, price

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protection, and speculative arrangements that may involve the possible delivery of gold, silver or other metals produced from Minerals.

               2.3                Sampling and Commingling. All Minerals for which a Net Smelter Returns royalty is payable shall be measured, sampled and analyzed in accordance with the commingling plan approved in accordance with the Agreement to which this Exhibit is attached.

               2.4                Quarterly Calculations and Payments. Net Smelter Returns royalties shall be determined on a calendar quarter basis. At the end of each calendar quarter the refinery shall pay the Net Smelter Returns royalty for the preceding quarter to Owner in accordance with Owner's written instructions. Once the refinery has received Owner's instructions, Owner's instructions shall remain in effect until Owner instructs the refinery differently. All contractual and other arrangements entered into by Miranda with the refinery shall contain provisions to implement the terms and conditions in this Exhibit and Miranda shall diligently attempt, prior to shipment of any Minerals, Minerals ores or Minerals products to such refinery, to procure the refinery's written undertaking contractually binding the refinery to perform in accordance with the terms of this Exhibit. All costs associated with establishing and maintaining Owner's account with the refinery required by this Agreement, including without limitation for the purpose of taking in kind, shall be paid and borne by Owner. Miranda acknowledges: (a) its primary obligation to pay the Net Smelter Returns royalty; (b) that no undertaking by the refinery shall relieve Miranda of that obligation; and (c) Miranda will defend, indemnify and hold harmless Owner from and against any loss, cost (including reasonable attorney's fees incurred) or liability arising from the performance or failure of performance by the refinery under this Exhibit or under any contractual or other arrangements entered into by Miranda with the refinery. The refinery shall pay the Net Smelter Returns royalty to Owner either: (a) in the form of gold bullion (.995 + fine gold) directly to Owner's account maintained with the refinery as directed by Owner; or (b) by delivery of a check or draft payable to Owner's account with a bank to be designated in writing by Owner.

               2.5                Statements. At the time of payment of the Net Smelter Returns royalty, Miranda shall accompany such payment with a statement showing in reasonable detail the quantities and grades of refined gold, silver or other metals or doré, concentrates or ores produced and sold or deemed sold by Miranda in the preceding calendar quarter; the Quarterly Average Gold Price and Quarterly Average Silver Price, as applicable; costs and other deductions, and other pertinent information in reasonable detail to explain the calculation of the Net Smelter Returns royalty payment with respect to such calendar quarter. Payment shall be made to the address provided in the Agreement to which this Exhibit is attached for purposes of notices or by wire transfer to an account which Owner designates.

               2.6                Inventories and Stockpiles. Miranda shall include in all quarterly statements a description of the quantity and quality of any gold or silver doré that has been retained as inventory for more than ninety (90) days. Owner shall have thirty (30) calendar days after receipt of the statement to either: (a) elect that the doré be deemed sold, with Gross Value to be determined as provided in sections 1.2.1(b), with respect to gold, and 1.2.2(b), with respect to silver, as of such thirtieth (30th) day utilizing the mine weights and assays for such doré and utilizing a reasonable recovery rate for refined metal and reasonable deemed charges for all deductions specified in Section 1.6 above; or (b) elect to wait until such time as royalties otherwise would become payable pursuant to Sections 1.2.1(b) and 1.2.2(b) . The failure of Owner to respond within such time shall

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be deemed to be an election to use the methods described in Sections 1.2.1(b) and 1.2.2(b) . If Owner elects that the doré be deemed sold in accordance with (a), Owner shall have the right to take payment in kind in accordance with Section 2.8.

               2.7                Final Settlement. All Net Smelter Returns royalty payments shall be considered final and in full satisfaction of Miranda's obligations with respect thereto, unless Owner gives Miranda written notice describing a specific objection to the calculation thereof within one year after receipt by Owner of the quarterly statement provided for in 2.5. If Owner objects to a particular quarterly statement, it shall have the right, for a period of thirty (30) days after Miranda's receipt of such objection, upon reasonable notice and at a reasonable time, to have Miranda's accounts and records relating to the calculation of the Net Smelter Returns royalty payment with respect to the calendar quarter in question audited by an independent certified public accountant. If such audit determines that there has been a deficiency or an excess in the payment made to Owner, such deficiency or excess shall be resolved by adjusting the next quarterly Net Smelter Returns royalty payment due Owner. Owner shall pay all costs of such audit unless a deficiency of three percent (3%) or more of the Net Smelter Returns royalty due for the calendar quarter in question is determined to exist. Miranda shall pay the costs of such audit if a deficiency of three percent (3%) or more of the amount due for the calendar quarter in question is determined to exist. All books and records used by Miranda to calculate the Net Smelter Returns royalties due hereunder shall be kept in accordance with generally accepted accounting principles.

               2.8                In Kind Payment. If Owner timely elects to take payment in kind from Miranda's inventory, Miranda shall schedule delivery of the doré to Owner or Owner's representatives to take place within thirty (30) days after the date on which the doré is deemed sold. Miranda shall segregate the doré from its inventory and shall deliver the doré to Owner or Owner's representatives. Owner or Owner's representatives shall have the right to observe Miranda's segregation and delivery of the doré. Miranda's delivery shall be deemed conclusively to have been made and Owner's possession deemed to have commenced at such time as the doré is delivered to Owner. Owner shall pay to Miranda a reasonable segregation and delivery charge and Owner shall bear and pay all insurance and transportation costs following Miranda's delivery of the doré to Owner. Title to the doré shall pass to Owner on delivery and Owner shall assume the risk and liability for loss of or damage to the doré at such time.

3.           Transfer or Encumbrance of Royalty. Owner may transfer, pledge, mortgage, charge or otherwise encumber all or any part of its right, title and interest in and to the Net Smelter Returns royalty, except that Miranda shall be under no obligation to make its payments to such assignee, transferee, pledgee or other third party until ten (10) days after Miranda's receipt of written notice concerning the transfer or encumbrance.

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Exhibit C

Mining Lease Agreement by and between Bruce W. Miller ("Owner")
and Miranda U.S.A., Inc.

Arbitration/Mediation Provisions

I.                 PURPOSE. The following procedures shall be followed to settle disputes arising under or relating to the agreement to which these Arbitration/Mediation Provisions are attached (the "Agreement").

II.               ARBITRATION.

                   A.              Matters to be Arbitrated. Any dispute, controversy or claim arising out of or relating to the Agreement or the subject matter of the Agreement, or the breach, termination, or invalidity of the Agreement, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") in effect on the Effective Date, except as otherwise provided by these Arbitration/Mediation Provisions. Except as otherwise provided by Section III below, arbitration shall be the sole and exclusive forum for resolution of the dispute, controversy or claim and the award shall be final and binding to the extent permitted by law. Judgment thereon may be entered by any court having jurisdiction.

                   B.              Appointment of Arbitrator. There shall be one arbitrator appointed by the parties. If the parties fail to agree on a single arbitrator within 20 days after arbitration is initiated, there shall be a single arbitrator appointed by AAA. The arbitrator shall be disinterested in the dispute, controversy or claim and shall have no connection with any party and shall, in the judgment of AAA, be qualified by education and experience to hear and determine the matter submitted to arbitration. Time is of the essence of the appointment of an arbitrator.

                   C.              Administering Authority. The arbitration need not be administered, but should the services of an appointing or administering authority be necessary, the appointing or administering authority shall be the AAA.

                   D.              Representation. In the event that more than two parties are involved in the arbitration and such parties are unable to compose themselves into two sides, at the request of any such party the administering authority shall make any arrangements (including, without limitation, determining the composition of two sides for the purposes of arbitration or designating the members of the arbitral tribunal) necessary to effect the resolution of the dispute by a means fair to each of the disputing parties, and the administering authority's decision as to such arrangements shall be final and binding.

                   E.              Procedure. The place of arbitration shall be Reno, Nevada, unless otherwise agreed by the Parties. The arbitration shall be conducted in the English language and any foreign language documents presented at such arbitration shall be accompanied by an English translation thereof. The arbitrator shall apply the law as made applicable by the Agreement.

                   F.              Jurisdiction. For purposes of arbitration only, the parties consent that the United

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States District Court for the District of Nevada and the courts of record of the County of Washoe and the State of Nevada shall have jurisdiction and venue with respect to all aspects of the enforcement of the arbitration provisions of the Agreement.

                   G.              Discovery. Unless the procedure for discovery is otherwise agreed to by the Parties, the arbitrator, at the request of a Party, may establish rules for pre-hearing discovery which shall comport with due process, expeditious determination of the issues and fairness. Unless otherwise agreed by the Parties, the depositions of no more than four witnesses on each side may be taken without the consent of the arbitrator(s). The Federal Rules of Civil Procedure and the Federal Rules of Evidence shall govern all aspects of the depositions, including admissibility.

                   H.              Award. The decision in the arbitration shall be rendered, unless otherwise agreed by the parties, no later than 30 days after the date the hearings were closed. The decision of the arbitrator shall be in writing, shall be a reasoned decision that states the basis for the award, shall be signed by the arbitrator, and shall be final and binding on the parties. If the parties settle the dispute in the course of arbitration, such settlement shall be approved by the arbitrator on request of either party and become the award.

                   I.              Fees and Costs of Arbitration. Before accepting the position of arbitrator, the individual appointed shall set forth the basis for establishing his or her fees for the arbitration. Such basis shall be according to reasonable rates for hourly fees charged by such individual in the normal exercise of his or her profession, but may not exceed the average hourly rate charged by attorneys of substantial experience and prestige. The parties shall each bear their own attorneys fees and costs and one-half of the administrative costs and arbitrators fees of any arbitration proceeding.

III.              MEDIATION.

                   A.              Agreement to Mediate. The Parties agree that upon request of either Party the Parties will submit to nonbinding mediation any dispute, controversy or claim which may be submitted to arbitration under the Agreement. Mediation may be requested either before or after commencement of arbitration, provided such request for mediation shall not disrupt or delay pending or scheduled arbitration proceedings.

                   B.              Appointment of Mediator. The mediator shall be an individual appointed by the Parties. If the Parties fail to agree on a mediator within 10 days after the request for mediation, a mediator shall be appointed by the AAA at the request of either Party. The mediation shall be held in Reno, Nevada at a mutually convenient time set by the mediator. The fee of the mediator shall be shared equally by the Parties to the mediation. Time is of the essence of the appointment of a mediator.

                   C.              Written Statements. Each side shall simultaneously submit to the mediator and serve on the other Party, within 10 days after the mediator is appointed or within such longer time as the Parties may agree, a written statement of the facts and law supporting such Party's position. The written submission shall not exceed 20 pages in length, but a Party may attach to its statement an appendix consisting of portions of relevant documents, depositions or the like. Within 10 days after service of the opening statements, each side may submit to the mediator and the other Party a reply, not to exceed 10 pages.

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                   D.              Representatives. Each side shall have present at the mediation an individual who has authority to settle the dispute or authority to recommend settlement to either the chief executive officer or the board of directors of the Party.

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Exhibit D

Mining Lease Agreement by and between Bruce W. Miller ("Owner")
and Miranda U.S.A., Inc. (“Grantee”)

WHEN RECORDED RETURN TO:

MINING DEED

                   For the consideration of Ten Dollars and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Grantor, Bruce W. Miller, a single man ("Grantor"), grants and conveys to Miranda U.S.A., Inc., a Nevada corporation, whose principal office is at 5900 Philoree Lane, Reno, Nevada 89511 ("Grantee"), all of Grantor's right, title and interest, which is not less than an undivided 100%, in and to the unpatented mining claims described in Schedule 1 attached hereto (the "Unpatented Claims") situate in Lander County, Nevada.

                   Together with all tenements, hereditaments and appurtenances belonging or otherwise pertaining to such land, including without limitation all minerals, mineral rights, extralateral rights, water rights, ores, waste, rock and dumps therein or thereon, all amendments and relocations of the Unpatented Claims, easements, claims of adverse possession or prescriptive use, such transferable rights of ingress and egress to the public highway as Grantor may have and all right, title and interest in the Unpatented Claims that Grantor may hereafter acquire (collectively, the "Premises").

                   Subject to the paramount title of the United States of America and easements and rights of way of record, Grantor warrants the title to the Premises against all persons whomsoever claiming by, through or under Grantor, and not otherwise.

                   Excepting and reserving, however, to Grantor a production royalty based on the Net Smelter Returns calculated and paid as provided in Schedule 2 attached hereto (the "Royalty"). The Royalty percentage rate shall be three and one-half percent (3.5%) of the Net Smelter Returns, except that, the Royalty percentage rate shall be two and one-half percent (2.5%) of the Net Smelter Returns for the production of Minerals, ore or Minerals products produced from the HMT 1-10 unpatented mining claims which are subject to the Quitclaim Deed and Royalty Agreement between Newmont USA Limited, doing business as Newmont Mining Corporation, a Delaware corporation, and Bruce W. Miller and Charles D. Clifton dated effective July 1, 2002, recorded in the Office of the Lander County Recorder as Document unless Grantor acquires the royalty interest granted under the Quitclaim Deed and Royalty Agreement in which case the Royalty percentage rate applicable to the HMT claims shall also be three and one-half percent (3.5%) of the Net Smelter Returns.

                   All notices, requests or other communications required or permitted by this Mining Deed or the terms incorporated herein by reference, including without limitation all matters relating to the Royalty, shall be in writing and shall be deemed to have been given upon delivery in person or upon deposit thereof in the United States mail, registered or certified mail, return receipt requested, postage prepaid, enclosed in a sealed envelope addressed:

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If to Grantor:	Bruce W. Miller
P. O. Box 13062
Reno, Nevada 89507

or to such other address as Grantor shall have designated by written notice to Grantee;

If to Grantee, to:	Miranda U.S.A., Inc.
5900 Philoree Lane
Reno, Nevada 89511
Fax: 775 849 2236

Miranda Gold Corp
1140 Homer Street - Suite 306
Vancouver, British Columbia V6B 2X6
Fax: 604 689 1722

or to such other address as Grantee shall have designated by written notice to Grantor; provided, however, that any notice of change of address shall not be deemed given until actually received by the party or representative entitled to receive such notice.

                   Grantor and Grantee further agree that any dispute, controversy or claim between Grantor and Grantee arising out of or relating to this Mining Deed or any Schedule attached hereto, including without limitation any claim or controversy relating to Royalty, shall be settled by nonbinding mediation or by binding arbitration in accordance with the procedures set forth in Schedule 3 attached hereto. The statute of limitations applicable to actions on accounts stated shall apply to any such dispute.

                   This Mining Deed is given and accepted pursuant to that certain Mining Lease Agreement between Grantor and Grantee dated effective as of November 23, 2004 (the "Agreement") upon the following conditions:

                                      1.                    The provisions of Sections 7 through 13, 15 through 19, 22, 23, 36 and 41 of the Agreement are by this reference incorporated in this Deed and made a part hereof to the same extent as if such provisions were written in full in this Deed and shall survive termination of the Agreement and recording of this Deed, except that references in the Agreement to "Miranda" shall mean "Grantee", references to "Owner" shall mean "Grantor", and references to the "Property" shall mean the "Premises."

                                      2.                    If and only if the Agreement is terminated (other than by written agreement of the parties made and entered into after the date of this Mining Deed) Grantor shall have the right and option to receive a reconveyance of the Premises or any part thereof by giving Grantee written notice of the exercise of such option. Grantor shall give such notice, if at all, not later than ninety (90)days after the termination of said Agreement (other than by written agreement of the parties made and entered into after the date of this Mining Deed). Upon the giving of such notice, Grantee shall execute, acknowledge and deliver to Grantor, Grantee's quitclaim deed of the Premises or such part thereof as is the subject of such notice. Such duty to reconvey shall be specifically enforceable.

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                                      3.                    If Grantee forms an intention to abandon any unpatented mining claim included in the Unpatented Claims (other than in the manner contemplated by Section 15.3 of the Agreement providing for conversion of mining claims to other rights in property in the event of amendment, repeal or supersession of the mining laws), Grantee shall give Grantor written notice thereof ("Abandonment Notice"). Grantor shall have the right and option to receive a reconveyance of all such unpatented mining claims as are the subject of Grantee's Abandonment Notice by giving Grantee written notice of the exercise of such option ("Reconveyance Notice"). Grantor shall give such Reconveyance Notice, if at all, not later than thirty (30) days after the date on which Grantee's Abandonment Notice was given to Grantor. Upon the giving of such Reconveyance Notice, Grantee shall execute, acknowledge and deliver to Grantor, Grantee's quitclaim deed of such unpatented mining claim or claims as are the subject of Grantor's Reconveyance Notice. Such duty to reconvey shall be specifically enforceable.

                                      4.                    Any reconveyance pursuant to paragraph 2 or 3 above shall be without cost to Grantor, except that Grantor shall pay for the cost of recording any such deed of reconveyance and such reconveyance shall be subject to the agreement of Grantee to defend, indemnify and hold harmless Grantor, their heirs, personal representatives, successors and assigns, of and from any and all liability whatsoever for any claims, actions or damages, including court costs and reasonable attorney's fees, in any way arising from or relating to (a) Grantee's occupation, ownership and use of the Premises, or its operations on or in the Premises, or (b) conditions existing on the Premises before the effective date of the Agreement, provided that such claims, actions or damages are first asserted after the fourth anniversary of such effective date and before the execution and delivery of such reconveyance.

                   This Mining Deed has been executed as of _______________ , 20____.

Bruce W. Miller

Miranda U.S.A., Inc.

By: ________________________________________________
Title: _______________________________________________

STATE OF	)
ss.
COUNTY OF	)

                   This Mining Deed was acknowledged before me on ______________ , 20____, by Bruce W. Miller, a single man.

_______________________________________
Notary Public

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STATE OF	)
ss.
COUNTY OF	)

                   This Mining Deed was acknowledged before me on ______________ , 20____, by as the of Miranda U.S.A., Inc.

_______________________________________
Notary Public

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Schedule 1 to Mining Deed

Property Description
[Insert on execution]

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Schedule 2 to Mining Deed

Net Smelter Return Royalty
[Same as Exhibit B to Mining Lease Agreement]

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Schedule 3 to Mining Deed

     Arbitration/Mediation Provisions
[Same as Exhibit C to Mining Lease Agreement]

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